As filed with the Securities and Exchange Commission on August 31, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEAVANA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1946316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3630 Peachtree Road NE, Suite 1480 Atlanta, GA	30326
(Address of Principal Executive Offices)	(Zip Code)

TEAVANA HOLDINGS, INC. 2011 EQUITY INCENTIVE PLAN

TEAVANA HOLDINGS, INC. 2004 MANAGEMENT INCENTIVE PLAN

(Full title of the plans)

Daniel P. Glennon Executive Vice President, Chief Financial Officer Teavana Holdings, Inc. 3630 Peachtree Road NE, Suite 1480 Atlanta, GA 30326 (404) 995-8200	Christopher C. Paci, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 335-4970 Fax: (212) 884-8470
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.00003 par value
2011 Equity Incentive Plan	750,000	$24.41	$18,307,500	$2,125.50
2004 Management Incentive Plan	1,579,197	$24.41	$38,548,198.77	$4,475.45
TOTAL	2,329,197		$56,855,698.77	$6,600.95

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Teavana Holdings, Inc. Common Stock reported on the New York Stock Exchange on August 30, 2011 (i.e., $24.41).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (“Securities Act”), on July 28, 2011, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated by-laws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement, filed as Exhibit 1.1 to the registration statement on Form S-1/A dated July 26, 2011 (File No. 333-173775), provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1	Second Amended and Restated Certificate of Incorporation of Teavana Holdings, Inc. (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1/A dated July 26, 2011 (No. 333-173775))

4.2	Amended and Restated Bylaws of Teavana Holdings, Inc. (incorporated by reference from Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1/A dated July 26, 2011 (No. 333-173775))

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	Teavana Holdings, Inc. 2011 Equity Incentive Plan (incorporated by reference from Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1/A dated July 18, 2011 (No. 333-173775))

99.2	Teavana Holdings, Inc. 2004 Management Incentive Plan (incorporated by reference from Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 dated April 28, 2011 (No. 333-173775))

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on August 31, 2011.

TEAVANA HOLDINGS, INC.

By:	/s/ Andrew T. Mack
Andrew T. Mack
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew T. Mack
Andrew T. Mack	Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	August 31, 2011

/s/ Daniel P. Glennon
Daniel P. Glennon	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	August 31, 2011

A majority of the Board of Directors (Robert J. Dennis, F. Barron Fletcher III, John E. Kyees, Andrew T. Mack, Michael J. Nevins, and Thomas A. Saunders III).

Date: August 31, 2011	By:	/s/ Andrew T. Mack
Andrew T. Mack For himself and as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Second Amended and Restated Certificate of Incorporation of Teavana Holdings, Inc. (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1/A dated July 26, 2011 (No. 333-173775))

4.2	Amended and Restated Bylaws of Teavana Holdings, Inc. (incorporated by reference from Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1/A dated July 26, 2011 (No. 333-173775))

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	Teavana Holdings, Inc. 2011 Equity Incentive Plan (incorporated by reference from Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1/A dated July 18, 2011 (No. 333-173775))

99.2	Teavana Holdings, Inc. 2004 Management Incentive Plan (incorporated by reference from Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 dated April 28, 2011 (No. 333-173775))